CEO Report First Quarter 2024 Dear Shareholders And Friends Of First Business Bank Strategic Plan Kickoff 2024 marks the start of First Business Bank’s newest five-year strategic plan, and we are very excited to present it here. On several occasions, we’ve used this letter to review and celebrate our great successes relative to our last five-year plan. Our completed plan spanned from 2019 to 2023 in what came to be an unprecedented time in history. By not only formulating an ambitious plan, but then executing on it even in unexpected and exceptional circumstances, we significantly outperformed on what is probably the key measure that shareholders care about: Total Shareholder Return (TSR). This was, and remains, our overarching performance goal. Whether we can achieve this relative outperformance again on our key goal remains to be seen, but we believe our new five-year plan charts the right course. The objective of our plan is for First Business Bank’s unique model and culture to foster innovative and engaged team members who develop deep client relationships and deliver exceptional results for all stakeholders. How will we measure if we have achieved this lofty objective? By landing in the upper tier of TSR among our peers – which we believe can be accomplished by delivering on Return on Average Tangible Common Equity 1 TSR is through 3/31/2024. Peer Group defined as publicly traded banks with total assets between $1.75 billion and $7.0 billion. Strategic Plan Objective First Business Bank’s unique model and culture will foster innovative and engaged team members who develop deep client relationships and deliver exceptional results for all stakeholders.

(ROATCE) and Tangible Book Value (TBV) growth. Our rigorous analysis of the top drivers of bank stock performance revealed ROATCE and TBV growth as the most important drivers. Consequently, those two items are key metrics in our goals, which also include other key goals that influence those drivers as outlined in the chart to the right. Determining how to make this happen was a challenge in not resting on our laurels. While we believe our recent growth and profitability performance has been exceptional in the challenging environment for banks, we know we must continue to strive for improvement. Doing more of the same might be great in 2024, but it won’t be great in 2028. As Wayne Gretzky said, “Skate to where the puck is going to be, not where it has been.” We needed to stretch our thinking and envision how First Business Bank can be different to achieve success in the future. To that end, many of our discussions and debates were about what will be our greatest challenges and opportunities over the next five years and beyond. 2024-2028 Strategies We believe our biggest challenge will be talent. We are not unique in having an aging workforce coupled with a shortage of younger talent in the banking industry. Fortunately, we also believe the myriad possibilities of quickly evolving technology can help offset that challenge. Examples of the confluence of talent and technology include the opportunity to deploy robotic process automation to execute many of banking’s most frequent and straightforward tasks and the effective use of artificial intelligence (AI) to enhance the efficiency and productivity of our entire team. In addition, while our culture has always been our “secret sauce,” we recognize that as we grow, and as our workforce becomes more remote, we need to double down on protecting our culture to retain this as a competitive advantage. In our business, the best team wins, and we need to do everything we can to keep and attract the best talent.

With that mind, our strategies for the next five years are outlined in the chart to the left. Culture What truly sets First Business Bank apart is the passion, dedication, and collaborative spirit of our people. It’s apparent from the moment you walk through our doors, and it is a direct result of how we value and invest in our staff: in their expertise, their growth, and their job satisfaction. When employees feel genuinely supported and empowered, it fuels better ideas, better service, and better outcomes for our clients. That vibrant, inclusive, and solutions-oriented environment attracts top talent and leads to deep, trusted relationships with clients over decades. All our stakeholders feel the power of a positive, client-focused culture dedicated to their success. That’s what makes us unique — a culture that delivers results. Ensuring we protect and strengthen this unique culture with a growing and geographically dispersed team is our highest priority. Future-Ready Talent The single most important contributor to our culture is our talented workforce, and we are laser-focused on ensuring they are equipped to thrive in the workplace of the future. This means continuously investing in our team to elevate their impact and contribution. It also means keeping a finger on the pulse of our people. We continuously assess our team’s engagement, so much so that we’ve historically included our Employee Engagement & Participation score on the CEO scorecard reported to the board. In our previous five-year plan, we established a minimum target score of 80% to ensure we maintained the positive environment we’ve long enjoyed. Over the five years of that plan, our employee engagement score rose from 82% in 2019 to 90% for 2023. We’ve raised the bar to 85% or higher in our new plan, knowing it’s on us to make sure our people are equipped to thrive today and in the future. Core Deposit Growth Maintaining and growing a solid core deposit base is essential to continuing to meet and exceed our profitability goals. We were successful in meeting our target of ≥75% core deposits as a percentage of total funding over the past five years, and we’ve carried the same target forward for 2024-2028. Achieving this target will require that we continue significant sales and relationship management efforts in a challenging interest rate environment and a competitive banking landscape. We do this through employee incentive plans that reward deposit relationship growth much more so than loan production. Our lenders are trained to fund their loan production with deposit growth. We have a deposit-centric sales strategy led by treasury management sales located in all our bank markets with direct production and outside calling goals. We also have a long-held top-quartile deposit pricing strategy that promotes retention, alongside longstanding extended deposit insurance products. These strategies have contributed to great success: over the span of our last five-year plan, we grew core deposits at a compound annual rate of 15%. We aim to maintain this rate above 10% on an annual basis over the long term. Operational Excellence Historically, we’ve achieved our success by maintaining an acute focus on operational excellence, and we’ve carried this focus forward to our newest strategic plan. We aim to further pursue operational excellence by fostering a culture of continuous process improvement and utilization of innovative technology to enhance productivity and client experience. One way we measure this is through an industry benchmark called the Net Promoter Score (NPS). NPS assesses clients’ likelihood to recommend a company, where detractors are subtracted from promoters, and overall scores range from -100 to +100. In 2023, First Business Bank earned a score of 78, well above the banking industry benchmark score of 23.2 In the spirit of continuous improvement, we set our recent outperformance as the minimum target for the next five years: our newly established NPS goal is ≥70%. Profitable Performance Ultimately, we expect our strategies aimed at pursuing excellence in talent, culture, operations, and core deposit sourcing to produce outstanding financial performance. Our goal is to optimize the performance of each business line and bank market to achieve sustainable profitability and growth goals. This includes growing revenues at a rate ≥10% on an annual basis and maintaining positive operating leverage whereby expenses grow at a lower annual rate – a goal we achieved in each year of the prior five-year plan. We believe continued execution of this strategy will help support our goal of achieving an efficiency ratio of <60% by 2028 (our efficiency ratio for 2022 and 2023 was 62.31% and 60.99%, respectively). Success toward these goals should deliver tangible book value growth of ≥10% per year and contribute toward First Business Bank achieving return on average tangible common equity of ≥15% by 2028. 2. Moses & Associates, 2023, and Qualtrics XM Institute, 2022.

Looking Forward Over the past 18 years as a publicly traded bank, we’ve learned that with a sound, shareholder-focused strategy and strong execution, there’s no need to manage reactively on a quarter-by-quarter basis. By keeping our eye on the right long-term goals and consistently delivering results, we can tune out short-term noise. This long-term perspective allows us to build sustainable value for clients, communities, employees, and investors alike. We look forward to reporting our success in relation to our new strategic plan in coming quarters. On behalf of our employees and board, I sincerely thank you for your continued interest in and support of First Business Bank. Corey Chambas, CEO First Business Financial Services, Inc. parent company of First Business Bank This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward- looking statements.

* Not meaningful (1) “Adjusted non-interest income” is a non-GAAP measure defined as non-interest income excluding net gain on sale of securities. See the section titled Non-GAAP Reconciliations in the Company’s most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on April 25, 2024. (2) “Operating expense” is a non-GAAP measure defined as non-interest expense excluding net loss on repossessed assets, amortization of other intangible assets, SBA recourse benefit, and other discrete items, if any. See the section titled Non-GAAP Reconciliations in the Company’s most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on April 25, 2024. (3) “Pre-tax, pre-provision adjusted earnings” is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leas- es losses, net loss on repossessed assets, amortization of other intangible assets, SBA recourse benefit, and net gain on sale of securities. (4) “Efficiency ratio” is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management’s reason for using these non-GAAP measures in the Company’s most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to SEC on April 25, 2024. (5) “Tangible book value” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. See the section titled Non-GAAP Reconciliations in the Company’s most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on April 25, 2024. (6) Core deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

Stock Performance

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

	Trade Price		Closing	
Quarter Ending	High	Low	Price	Volume
3/31/2024	40.64	28.36	37.50	843,929
12/31/2023	41.03	28.36	40.10	796,750
9/30/2023	35.04	28.40	30.01	804,011
6/30/2023	32.00	24.57	29.49	957,340
3/31/2023	37.29	29.61	30.51	1,406,362

Investor Materials

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website or may be obtained from Brian D. Spielmann by calling 608-232-5977 or via online form.

Divident Reinvestment And Stock Purchase Plan

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare
P.O. Box 43078
Providence, RI 02940-3078

www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)

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